 Exhibit 10.1

Transition Agreement and General Release
Dated as of October 28, 2024

Jarrod Yahes
425 West 53rd Street, PH1
New York, NY 10019

Dear Jarrod,

When signed below in the places indicated, the following shall constitute an agreement (the “Transition Services Agreement”; together with the release agreement attached as Exhibit “A”, the “Agreement”) between you (“you” or “Executive”) and Shutterstock, Inc. (“Shutterstock” or the “Company”). Please initial and date each page of this Transition Services Agreement where indicated in the footer.

WHEREAS, the Executive is a party to an Employment Agreement with the Company dated November  7, 2019 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Executive has been employed as the Chief Financial Officer;

WHEREAS, on October 24, 2424 the Executive provided notice of resignation to the Company, effective November 1, 2024, and the Parties wish to document the arrangements made regarding Executive’s provision of transition services;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows

1.
Your last day as the Company’s CFO shall be October 31, 2024. Between November 1, 2024 – December 31, 2024 (the “Transition Period”) you shall remain employed in an advisory role, providing transition services, as directed by the Company. Your employment will terminate at the close of business on December 31, 2024 (the “Separation Date”).

2.
During the Transition Period and in consideration of your provision of transition services, you will continue to be paid your current base salary (minus applicable withholding and deductions) through the Company’s payroll on the regularly scheduled pay dates and remain eligible to participate in the Company’s group health insurance plans through the close of business on the Separation Date.  During the Transition Period, you must continue to comply with all of your obligations to the Company under your Employee Obligations Agreement (as defined in Paragraph 4 herein) and all applicable company policies. Nothing herein alters the at-will nature of your employment.

3.
Provided that you: a) execute this Transition Services Agreement and successfully complete the Transition Period; b)  following the Separation Date, execute the release of claims attached as Exhibit “A” (the “Release Agreement”), c) remain available to the Company on an as-needed basis for additional transition support through the first quarter of 2025; and d) remain at all times in compliance with the surviving obligations under this Transition Services Agreement and the Employee Obligations Agreement; then you shall be eligible to receive a payment in lieu of your 2024 annual performance bonus (to which you are not otherwise entitled), which shall be at your current bonus target but  adjusted for Company performance, to be paid at the same time annual bonuses are paid by the Company to other executives of the Company for fiscal year 2024, but in no event later than March 15, 2025.

Initials /s/ JY
Date October 31, 2024

4.
Continuing and Post-Employment Obligations. You further understand and acknowledge that you continue to be bound by the Shutterstock, Inc. Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement executed by you on November 26, 2019 (the "Employee Obligations Agreement").

a.
Return of Property. Executive agrees that by the termination of employment, or as soon thereafter as possible, you will return to the Company all Releasees' credit cards, files, memoranda, documents, records and copies of the foregoing, keys, all storage media containing Releasees' information and any other property of the Releasees in your possession. You represent and warrant that as of the termination of your employment, or as soon thereafter as possible, you will have deleted all files, memoranda, documents and/or records containing Releasees' information from any computer or storage device which you have utilized which is not located on Company premises. The Company acknowledges and agrees that you may retain any documents in your possession concerning employee benefits and/or compensation and personal contacts.

b.
Non-Disparagement. You will not disparage Releasees, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Releasees, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) while engaging in the activities referenced in Paragraph 10 of this Transition Services Agreement. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise. Nothing herein shall prevent you from including your employment with Shutterstock on your resume. You shall direct any potential employer seeking a reference or employment verification to Shutterstock's People Department, in response to which the Company shall state (x) dates of your employment, (y) last position held, and (z) that it is the Company's policy to only provide these details.

c.
Cooperation. You agree to cooperate fully in the preparation for, and defense of, any lawsuit, arbitration or any other action or proceeding filed or claim made against the Company and/ or any of its subsidiaries, affiliates, or employees, whether currently pending or asserted in the future including by, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the request of the Company, their representatives or third parties with the Company’s consent (“Designated Third Parties”) to give testimony without requiring service of a subpoena or other legal process, providing to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession. Consistent with applicable law, you will provide the Company advance written notice of any subpoena or legal proceeding and perform all acts necessary to assist the Company to obtain a protective order to the extent the Company seeks such protection. Notice shall be provided by email to counsel@shutterstock.com with a copy by mail to 350 Fifth Avenue, 20th Floor, New York, NY 10118, Attn General Counsel Furthermore, if such a protective order or other remedy is not obtained, or the Company waives compliance with the provision of this Paragraph, you will furnish only information or take only such action which is legally required and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any information so furnished. Furthermore, you agree to testify in matters related to Releasees when requested by the Company or Designated Third Parties, and, for all matters which are not adverse to you, the Company shall reimburse your reasonable preapproved out-of-pocket expenses incident to such cooperation and provide counsel at the Company’s sole expense on your behalf. In the event that you elect to have your own counsel, you may do so at your own cost and expense.

Initials /s/ JY
Date October 31, 2024

5.
Nothing in this Agreement shall prohibit or restrict you (or your attorney) without prior notice to Releasees from filing a charge, testifying, assisting, or participating in any manner in an investigation, or proceeding; responding to any inquiry; or from disclosing, without prior notice to Releasees, of the underlying facts of any alleged discriminatory or unfair employment practice, including the existence and terms of this Transition Services Agreement, to any local, state, or federal government agency for any reason; or making protected disclosures to, or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the US Department of Justice (DOJ), the US Congress, any agency Inspector General, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB). Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

6.
Equity Awards.  For the avoidance of doubt, you hereby acknowledge and agree that all your equity awards that were unvested as of November 1, 2024 were immediately forfeited on such date for no consideration.   The parties acknowledge, however, that your 35,525 fully vested and unexercised options shall remain outstanding and exercisable for a period of three months following the Separation Date in accordance with their terms.

7.
No Admission. The parties agree that this Agreement shall not constitute or operate as an acknowledgment or admission of any kind by Releasees that they have violated any federal, state, local or municipal statute, regulation or common law, or breached any other legal obligation or duty Releasees have or ever had to you.

8.
Amendment; Successors. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators, including any corporation with which or into which the Company may be merged or which may succeed to its asserts or business.

Initials /s/ JY
Date October 31, 2024

9.
Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.
Acknowledgement. By executing this Agreement, you affirm that you are competent and understand and accept the nature, terms and scope of this Agreement as fully resolving all differences and disputes between you and Releasees. Moreover, you acknowledge that by signing your name below you have read, understand and accept each of the terms of this Agreement, that you have had sufficient opportunity to review it, to consult with an attorney or other advisor (at your own expense), and have done so to the extent that you deem appropriate.

11.
Tax Acknowledgement. In connection with the payments and consideration provided to the Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments or benefits set forth in Paragraph 2 of this Agreement

12.
Entire Agreement. Except for the Employee Obligations Agreement, which shall remain in full force and effect, and the Release Agreement, this the entire Agreement between you and the Company. This Transition Services Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no promises or representations to you other than those in this Agreement. It is not necessary that the Company sign this Agreement for it to become binding upon you. To the extent there is any conflict or inconsistency between any term of this Agreement and the Employee Obligations Agreement, the term which provides the greater benefit or protection to Releasees shall control.

13.
Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state that you worked in as of the Effective Termination Date, without regard to conflicts of laws. In the event that either party believes that the other party has breached this Agreement, you and the Company hereby agree that any dispute will be filed in a court located within the County of the state that you worked in as of the Effective Termination Date , unless specifically prohibited by applicable law. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.
The parties hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising between them. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL.

Initials /s/ JY
Date October 31, 2024

15.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. Executed originals transmitted electronically as PDF files (or their equivalent) shall have the same force and effect as signed originals.

16.
YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH COUNSEL OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER OR NOT YOU DO SO IS YOUR DECISION.

17.
Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

Executive must sign and return this Agreement to Shutterstock Inc., Chief People Officer or a similarly designated representative, 350 Fifth Avenue, 20th Floor, New York, NY 10118 by November 1, 2024

Sincerely,

Shutterstock, Inc.

By:	/s/ Sara Birmingham	October 31, 2024
Date

Read, Agreed to, and Accepted:

/s/ Jarrod Yahes	October 31, 2024
Jarrod Yahes	Date

Initials /s/ JY
Date October 31, 2024

RELEASE OF CLAIMS

1.
For and in consideration of the amount enumerated in Paragraph 3 of the Transition Services Agreement, the receipt and sufficiency of which you hereby acknowledge, you, for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to as “Releasors”), hereby forever release and discharge Shutterstock and any of its employees, officers, shareholders, investors, subsidiaries, joint ventures, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents or in their individual capacities) (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, contracts, suits, proceedings, debts, damages and liabilities, in law or equity, known or unknown, whether asserted or not, arising out of or relating to your employment by or performance of services for Shutterstock or the termination of such employment or services, including without limitation any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any and all claims under any and all federal, state or local laws including, but not limited to the fair employment practice laws of all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the New York Executive Law, Article 15, §290 et seq., the New York State Labor Law, the New York City Human Rights law, the New York City Earned Sick Time Act; the New York Equal Pay Law, the New York Non- Discrimination for Legal Activities Law, the New York Whistleblower Law, the New York Workers’ Compensation Law, the New York wage and hour and wage payment laws and regulations, the New York Paid Sick Leave Law, the New York False Claims Act, the New York Criminal and Consumer Background Laws, N.Y. Gen. Bus. Law Sec. 380-B et seq., the Non-Discrimination and Anti-Retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law, the New York Labor Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Occupational Safety and Health Laws, the New York Fair Credit Reporting Act, the New York Constitution, the New York City Administrative Code and Charter (including its Human Rights Law), the New York City Earned Sick Time Act, the New York City Temporary Schedule Change Law, the New York City Human Rights Law, the New York City Civil Rights Law; the New York Paid Family Leave Act, the New York Wage Theft Prevention Act; all as amended; and any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex, or other basis prohibited by law, and any other applicable federal, state or local laws or regulations. You expressly waive any and all entitlement you have now, to any relief, such as back pay (to the exclusion of any references in this Agreement), front pay, reinstatement, compensatory damages, punitive damages, as well as all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common- law, statutory, federal, state, local or otherwise including but not limited to tortious conduct), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have arising out of your employment or separation from employment with Shutterstock against the Releasees up to and including the date of your execution of this Agreement. Notwithstanding the foregoing, you will not release or discharge the Releasees from any of Shutterstock’s obligations to you under or pursuant to (1) Paragraph 1 and/or 2 of this Agreement (or any benefit plans referenced therein), (2) any tax qualified pension plan of Shutterstock pertaining to vested and accrued benefits,  (3) any obligations of indemnification in your capacity as an employee, officer or director of the Company, whether under insurance policies, contract, Company by-laws or certification of incorporation or under applicable law or (4) pursuant to your fully vested options that remain outstanding in accordance with their terms following your termination.

Initials /s/ JY
Date October 31, 2024

2.
Executive understands and agrees that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of your execution of this Release Agreement, including, without limitation, any claim arising out of or related, directly or indirectly, to your employment, compensation or termination of employment, as well as those losses, wrongs, injuries, debts, claims or damages now known or disclosed which may arise as a result of any act or omission as described above. Furthermore, this Release Agreement is being offered to you to provide economic and other accommodations, and to define the rights and obligations of each party in connection with the end of your employment, and not for the purpose of resolving asserted NYSHRL Claims. Notwithstanding the foregoing, all NYSHRL Claims are released pursuant to Paragraph 1 of this Release Agreement.

3.	No Transfer of Potential Claims. You represent and warrant to the Company and Releasees that you have not made an assignment or transfer of any of the claims released in the Agreement.

4.
No Representations. Executive acknowledges that no representations have been made to you by the Company (other than in this Agreement) about the benefits that the Company might or might not offer in the future.

5.
Sufficiency of Consideration. You acknowledge and agree that the payments and benefits set forth in Paragraph 23 of the Transition Services Agreement, which you acknowledge and agree that you are not entitled to receive absent execution of this Release Agreement, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release Agreement.

6.
No Other Compensation. Except as expressly set forth in this Agreement, Executive shall not be entitled to any other compensation or benefits, including but not limited to salary, front pay, back pay, vacation pay, severance, commissions or bonuses from Releasees, as defined below, with respect to your employment with or termination from Shutterstock. Executive further acknowledges and recognizes she has received any and all amounts owed under federal, state, or local wage and hour law.

7.
You acknowledge and agree that (i) you have read and understand the terms of this Release Agreement, and you are signing it voluntarily; (ii) you are advised to consult with an attorney before executing this Release Agreement, and you have been represented by legal counsel in connection with the signing of this Agreement or you have waived your right to such representation; (iii) you understand that the Company hereby gives you a period of twenty-one (21) days to review and consider this Release Agreement, before signing it. You further understand that you may use as much of this review and consideration period as you wish prior to signing.  However, if you fail to sign this Release Agreement within the allotted time period, this Release Agreement will be null and void and you will have no rights hereunder.  Changes to this Release Agreement, material or otherwise, will not extend the aforementioned review and consideration period. You also agree and acknowledge that the consideration provided to you under this Release Agreement is in addition to anything of value to which you are already entitled.

Initials /s/ JY
Date October 31, 2024

8.
You may revoke this Release Agreement for a period of seven (7) days following the day you sign same (the “Revocation Period”). Any revocation must be submitted, in writing, to Shutterstock, Inc.  350 Fifth Avenue, 20th Floor, New York, New York 10118 Attention: General Counsel, and must state “I hereby revoke my acceptance of my Release Agreement”, with a copy by email to people@shutterstock.com. This Release Agreement shall not become effective or enforceable until the expiration of the Revocation Period (the “Agreement Effective Date”).  If the last day of the Revocation Period is a Saturday, Sunday, or such legal holiday, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or such legal holiday.  If you revoke this Release Agreement, it shall not be effective or enforceable, and you will receive no further benefits under this Release Agreement.

9.
Preserved Rights of Employee.  This Release Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) that arise after your execution of this Release Agreement.  In addition, this Release Agreement does not prohibit you from challenging the validity of this Release Agreement’s waiver and release of claims under the ADEA or the OWBPA or commencing a proceeding to enforce this Agreement, in accordance with Paragraph 12 of the Transition Services Agreement.

You must sign and return this Release Agreement to Shutterstock Inc., Chief Human Resources Officer or a similarly designated representative, 350 Fifth Avenue, 20th Floor, New York, NY 10118 no sooner than the date your employment ends and no later than three (3) days following the date your employment ends, or irrevocably lose the right to receive the consideration detailed herein. You intend that this Release Agreement will become a binding agreement between you and the Company if you do not revoke your acceptance in seven (7) days.  You received the Release Agreement on October 28, 2024.

Read, Agreed to, and Accepted:

Jarrod Yahes	Date

Initials /s/ JY
Date October 31, 2024